Exhibit 4.46

Contract for Technology Transfer

Contract Number: 2013110023000674

Project Name: King of King Three V2.0 Game Software

Transferee(Party A): Shanghai Giant Network Technology Co., Ltd

Transferor(Party B): Beijing Giant Zhengtu Network Technology Co., Ltd

Place: Xuhui District, Shanghai

Date: September 1, 2013

Term: September 1, 2013 to forever

According to the provisions of Contract Law of the People’s Republic of China the Parties reach the following agreement by consensus with regard to the transfer of technology for Giant Network Online Game Software named King of King Three ( the “King of King Three”) V2.0.

1.	The Content of the know-how, Requirement and the Level of Industrial Development

The Computer Software named Giant Network Online Game Software King of King Three (the “King of King Three”) V2.0 has been completely developed. Its registration Number is 2010SR 074978.

2.	Time, Place and Method for Providing Technical Information and Materials

Within ten days after this Contract become effective, Party B will provide to Party A in writing or in the form of CD the following technical materials in Shanghai:

(1)	The source code and object code of the Computer Software named Giant Network Online Game Software King of King Three (the “King of King Three”) V2.0.

(2)	The CD-R of the game software

(3)	Related supporting documentation of the software.

3.	Scope of the Know-how under this Project and the Confidentiality Period

The scope of the Know-how includes all the code of Giant Network Online Game Software named King of King Three (the “King of King Three”) V2.0. The confidentiality period is forever.

4.	Territory and Method for using the Know-how

Party A may use this software in any country and with any method.

Party B shall stop using this software.

5.	Price and the Method of Payment

(1)	The Price shall be 11659166.66 RMB in all, among which 11659166.66 is for the consideration of the technology.

(2)	Method of Payment: the total amount shall be paid in lump sum

6.	Liquidated Damages

Either party in violation of any terms of this contract shall be liable for breach of contract in accordance with the contract law of the People’s Republic of China.

7.	Subsequent Updates

The Updates referred to in this Contract mean that any improvements made to the subject matter of this contract by either party or both parties during the term of this Contract.

Both Parties agree that the subsequent improvements to the subject matters of this Contract shall be made by Party A and shall be owned by Party A.

8.	Dispute Resolution

Any disputes arising from the performance of this contract shall be settled by parties in good faith, if no settlement can be achieved by good faith negotiation, either party may submit the dispute to arbitration or court with jurisdiction

Both parties agree that courts located in the following places shall be deemed as with jurisdiction: (1) domicile of defendant; (2) loci solutionis; (3) where the contract is signed; (4) domicile of the plaintiff; (5) where the subject matter is located

Transferee(Party A):

Name: Shanghai Giant Network Technology Co., Ltd

Legal Representative: Fei Yongjun

Contacts: Chen Yuefeng

Domicile (mailing address) 11F, No. 3 Building, No. 700 Yishan Road, Shanghai

Post Code: 201613

Phone Number: 021-61139999

Fax: 021-64518006

Bank of Deposit: China Merchants Bank, Shanghai Branch, Tiaoyaoqiao Sub-branch

Account number: 219680888910003

Seal:

Date:

Transferor(Party B):

Name: Beijing Giant Zhengtu Network Technology Co., Ltd

Legal Representative: Fei Yongjun

Contacts: Li Zeng

Domicile (mailing address) Room 1901, No.74 Lugu Road, Beijing

Post Code: 100040

Phone Number: 010-68608900

Fax: 010-68608900

Bank of Deposit: China Merchants Bank, Zhaowaidajie Branch

Account number: 1109076088106067

Seal:

Date: